Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Center Bancorp, Inc.

Union, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4, of our report dated March 13, 2013, relating to the consolidated financial statements of Center Bancorp, Inc., as of December 31, 2012 and for the years ended December 31, 2012 and 2011 appearing in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ ParenteBeard LLC

Reading, Pennsylvania

March 5, 2014